                              AMENDED AND RESTATED
                               SECOND AMENDMENT TO
                   FIRST AMENDED AND RESTATED CREDIT AGREEMENT
                                   AND CONSENT


            THIS AMENDED AND RESTATED SECOND AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT AND CONSENT, dated as of the ___ day of April, 2002 (this "Second Amendment"), amends and restates the Second Amendment to First Amended and Restated Credit Agreement and Consent, initially dated as of March 12, 2002, and is made in respect of the First Amended and Restated Credit Agreement dated August 31, 1999, as amended by a First Amendment dated March 29, 2000 (together, the "Existing Credit Agreement"), among PXRE CORPORATION, a Delaware corporation with its principal offices in Edison, New Jersey (the "Borrower"), PXRE GROUP LTD., a Bermuda corporation ("PXRE Group"), and PXRE REINSURANCE (BARBADOS) LTD., a Barbados corporation ("PXRE Barbados"), the banks and financial institutions listed on the signature pages thereof or that become parties thereto after the date thereof (collectively the "Lenders"), and WACHOVIA BANK, NATIONAL ASSOCIATION (formerly known as First Union National
Bank), as agent for the Lenders (in such capacity, the "Agent"). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Existing Credit Agreement.

                                    RECITALS

            The parties agree to amend the Existing Credit Agreement, and the Lenders and Agent agree to grant their consent, in connection with the private issuance by PXRE Group of certain series of its convertible preferred shares pursuant to the terms of a Share Purchase Agreement, dated December 10, 2001, between PXRE Group and certain investors.

                             STATEMENT OF AGREEMENT

            NOW, THEREFORE, the Borrower, the Agent and the Lenders, for themselves and their successors and assigns, agree as follows:

ARTICLE I


                     AMENDMENTS TO EXISTING CREDIT AGREEMENT

         1.1 Amendments to Section 1.1. Section 1.1 of the Existing Credit Agreement is hereby amended as follows:

         (a) The following definitions are added to the defined terms in Section
1.1 in the appropriate alphabetical order:

         "Excess Cash Flow" shall mean the difference of (a) the amount calculated pursuant to clause (i) of the definition of "Fixed Charge Coverage Ratio", minus (b) the amount by which the Available Dividend Amount for the Measurement Period has been reduced as a result of all permanent reductions of the Commitments in fiscal year 2003 (together with any related repayments of principal of the Loans), minus (c) the amount calculated pursuant to clause (ii) of the definition of "Fixed Charge Coverage Ratio" (without duplication of clause (b)), with the "Measurement Period" in each case being the period ending June 30, 2003.

         "Permitted Redemption Amount" shall mean, as of any date, an amount equal to (a) 20% of the cumulative amount by which Consolidated Net Income in any calendar year commencing with the year ending December 31, 2002 exceeds $50,000,000 minus (b) the sum of all cash and the fair market value of all non-cash consideration paid or payable by PXRE Group or the Subsidiary of the Borrower that has issued Trust Preferred Securities pursuant to any transaction described in Section 7.6(i)(C) and effected or commenced after December 10, 2001.

         "Preferred Share Purchase Agreement" shall mean the Share Purchase Agreement, dated December 10, 2001, between PXRE Group and Capital Z Financial Services Fund II, L.P., Capital Z Financial Services Private Fund II, L.P., Reservoir Capital Partners, L.P., Reservoir Capital Master Fund, L.P. and Richard E. Rainwater, as purchasers.

         "Preferred Share Purchase Documents" shall mean and collectively refer to the Preferred Share Purchase Agreement and the documents and instruments required by the terms thereof to be executed and delivered by the parties in connection with the closing of the sale and issuance of the Preferred Shares.

         "Preferred Share Transactions" shall mean and collectively refer to (i) the sale and issuance of the Preferred Shares pursuant to the Preferred Share Purchase Agreement, (ii) the division of 20,000,000 of PXRE Group's 50,000,000 authorized common shares into three new classes of common shares issuable upon conversion of Preferred Shares, (iii) the expansion of the PXRE Group board of directors by two members to a total of eleven members, (iv) an amendment to the PXRE Group bye-laws which will authorize the creation of a new Class IV of the board of directors, (v) the contribution as capital to the Insurance Subsidiaries of the proceeds from the sale and issuance of the Preferred Shares, net of $500,000 retained by PXRE Group, the reasonable expenses incurred in connection therewith and the required prepayment of Loans in connection with the reduction of the Commitments under this Agreement, and (vi) such other transactions as are contemplated by the Preferred Share Purchase Agreement or are reasonably ancillary thereto.

         "Preferred Shares" shall mean, collectively, the 7,500 shares of Series A Convertible Voting Preferred Shares, 5,000 shares of Series B Convertible Voting Preferred Shares and 2,500 shares of Series C Convertible Voting Preferred Shares, in each case to be issued by PXRE Group pursuant to the Preferred Share Purchase Agreement.

         "Second Amendment" shall mean the Amended and Restated Second Amendment to First Amended and Restated Credit Agreement and Consent, dated as of April __, 2002, by and between the Borrower, the Guarantors, the Agent and the Lenders.

         "Second Amendment Effective Date" shall mean the date upon which all of the conditions of Article III of the Second Amendment are satisfied or waived in writing by the Lenders or, where applicable, the Required Lenders.

         (b) The definition of "Agreement" is amended by deleting and replacing it in its entirety with the following:

         "Agreement" shall mean the First Amended and Restated Credit Agreement dated August 31, 1999, among the Borrower, PXRE Group, and PXRE Barbados, the Lenders and the Agent, as amended by a First Amendment among such parties dated March 29, 2000 and by this Second Amendment, and as further amended, modified or supplemented from time to time.

         (c) The definition of "Applicable Margin Percentage" is amended by deleting and replacing it in its entirety with the following:

                  "Applicable Margin Percentage" shall mean, at any time from and after the Second Amendment Effective Date, the applicable percentage (a) to be added to the Base Rate pursuant to Section 2.8 for purposes of determining the Adjusted Base Rate, (b) to be added to the LIBOR Rate pursuant to Section 2.8 for purposes of determining the Adjusted LIBOR Rate, and (c) to be used in calculating the commitment fee payable pursuant to Section 2.9(b), in each case as determined under the following matrix with reference to the Borrower's senior unsecured debt rating by Moody's or Standard & Poor's (in each case based upon the higher of the two ratings), when available, or, if not available, then with reference to an implied senior or unsecured debt rating, if available (provided that, for purposes of this Agreement, the rating that is two levels higher than the rating of the Borrower's Trust Preferred Securities by Standard & Poor's and Moody's shall be deemed to be an implied senior or unsecured debt rating by Standard & Poor's and Moody's, respectively):


                                     Applicable Margin      Applicable Margin         Applicable Margin
               Moody's /              Percentage for          Percentage for      Percentage for Unutilized
Level  Standard & Poor's Rating      Base Rate Loans          LIBOR Loans              Commitments Fee
-----  ------------------------      ---------------          -----------              ---------------
  I        A3 / A- or above               0.500%                  1.750%                   0.350%
  II          Baa1 / BBB+                 0.500%                  1.875%                   0.400%
 III          Baa2 / BBB                  0.500%                  2.000%                   0.500%
  IV          Baa3 / BBB-                 0.500%                  2.125%                   0.600%
  V      Less than Baa3 / BBB-            1.000%                  2.625%                   1.000%

         provided that on and after March 15, 2003 the Applicable Margin Percentage for LIBOR Loans shall be increased by adding 0.250% at each Level shown in the above table (e.g. the Applicable Margin Percentage for LIBOR Loans at Level III will be 2.250%).

         Notwithstanding anything set forth herein to the contrary, if at any time the difference between the senior unsecured debt ratings by Moody's and Standard & Poor's is more than one rating grade, then for purposes of determining the applicable level set forth above, the higher of the two ratings shall be reduced to the rating that is the median between the higher rating and the lower rating (or its equivalent); or, if the median is not determinable, then the higher of such two ratings shall be reduced to one rating grade lower.

         On each Adjustment Date (as hereinafter defined), the Applicable Margin Percentage for all Loans and the commitment fee payable pursuant to
         Section 2.9(b) shall be adjusted effective as of such date in accordance with the above matrix; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, if at any time an Event of Default described in Section 8.1(a) shall have occurred and be continuing, then at the election of the Required Lenders, at all times from and including the date on which such Event of Default occurred to the date on which such Event of Default shall have been cured or waived, each Applicable Margin Percentage shall be determined in accordance with Level V of the above matrix (notwithstanding the actual level). For purposes of this definition, after the Second Amendment Effective Date the first "Adjustment Date" shall be July 1, 2002 and thereafter shall be the tenth (10th) Business Day after the announcement by either Moody's or Standard & Poor's of any change in its rating with respect to the Borrower's senior unsecured debt. From the Second Amendment Effective Date through June 30, 2002 each Applicable Margin Percentage shall be determined in accordance with Level III of the above matrix.

         (d) The definition of "Available Dividend Amount" is amended by deleting and replacing it in its entirety with the following:

         "Available Dividend Amount" shall mean, with respect to any Insurance Subsidiary for any period, the aggregate maximum amount of dividends that is permitted by the Insurance Regulatory Authority of its jurisdiction of domicile, under applicable Requirements of Law (without the necessity of any consent, approval or other action of such Insurance Regulatory Authority involving the granting of permission or the exercise of discretion by such Insurance Regulatory Authority), to be paid by such Insurance Subsidiary to the Borrower or another Subsidiary of the Borrower during such period (whether or not any such dividends are actually paid); provided that for the period from the Second Amendment Effective Date through December 31, 2002 the Available Dividend Amount may be increased by the following maximum amounts to reflect cash capital contributions made in connection with the Preferred Share Transactions: (i) $10,000,000 for PXRE Reinsurance and
         (ii) $3,000,000 for PXRE Bermuda; provided further that any increase in the Available Dividend Amount pursuant to the foregoing proviso shall be reduced by any net reduction in the Statutory Capital and Surplus of PXRE Reinsurance or PXRE Bermuda, respectively, during such period whether resulting from losses or otherwise.

         (e) The definition of "Disqualified Capital Stock" is amended by adding the following proviso at the end thereof:

         ; provided further that the Preferred Shares, as issued on or about the Second Amendment Effective Date, shall not constitute Disqualified Capital Stock

         (f) The definition of "Fixed Charge Coverage Ratio" is amended by deleting clause (i) thereof and replacing it in its entirety with the following:

                  (i) the sum (without duplication) of (s) the Available Dividend Amount for the Measurement Period, other than each Insurance Subsidiary that is a Subsidiary of another Insurance Subsidiary, plus
         (t) the Net Tax Sharing Payments with respect to the Measurement Period, plus (u) the Combined Net Cash Flow (whether positive or negative) of the Borrower's non-Insurance Subsidiaries for the Measurement Period, plus (v) other Net Cash Flow to the Borrower or PXRE Group (whether positive or negative) during the Measurement Period, minus (w) Holding Company Expenses accrued during such Measurement Period, (x) minus stock repurchases by PXRE Group during such Measurement Period, other than stock repurchases effected between January 1, 1998 and the day immediately preceding the Closing Date, (y) minus cash dividends paid with respect to the Preferred Shares (provided that such cash dividends may be paid only as allowed under clause (y) of Section 7.6(i)), minus (z) dividends reasonably estimated by PXRE Group (based upon the most recent quarterly dividend rate as set forth in the relevant Covenant Compliance Worksheet) to be paid by PXRE Group during the period of four consecutive fiscal quarters immediately following the Measurement Period (the "Pro Forma Period"), to

         (g) The definition of "Hybrid Securities Issuance" is amended by adding the following proviso at the end thereof:

         ; provided further that the Preferred Shares, as issued on or about the Second Amendment Effective Date, shall not constitute a Hybrid Securities Issuance

         (h) The definition of "Maturity Date" is amended by deleting and replacing it in its entirety with the following:

         "Maturity Date" shall mean March 31, 2004.

         (i) The definition of "Net Cash Flow" is amended by adding the following proviso at the end thereof:

         ; provided further that the capital contributions made in connection with the Preferred Share Transactions shall be disregarded for purposes of determining Net Cash Flow

         1.2 Amendments to Section 2.5.

         (a) Section 2.5(b) of the Existing Credit Agreement is amended by deleting and replacing it in its entirety with the following:

                  [2.5](b) On each date set forth below, the aggregate Commitments shall be automatically and permanently reduced by the amounts set forth below opposite such date:

                     Date                                 Amount

                March 31, 2000                          $10,000,000
                March 31, 2001                          $10,000,000
                March 31, 2002                          $10,000,000
                The closing date of the
                Preferred Share Transactions            $10,000,000
                July 1, 2002                            $  5,000,000
                March 31, 2003                          $20,000,000
                March 31, 2004                          $10,000,000

         or, if less, the remaining balance of the aggregate Commitments.

         (b) Section 2.5(e) of the Existing Credit Agreement is amended by renumbering the existing Section 2.5(e) as Section 2.5(f) and by adding a new
Section 2.5(e) and as follows:

                  [2.5](e) Concurrently with the delivery by PXRE Group, pursuant to Section 5.1(a), of its quarterly financial statement for the fiscal quarter ending June 30, 2003, and in any event not later than sixty (60) days after the last day of such fiscal quarter, the Commitments shall be automatically and permanently reduced by 50% of Excess Cash Flow. PXRE Group will deliver to the Agent, concurrently with such prepayment, a certificate signed by a Financial Officer of PXRE Group in form and substance satisfactory to the Agent and setting forth the calculation of such Excess Cash Flow.

         1.3 Amendment to Section 2.9(a). Section 2.9(a) of the Existing Credit Agreement is amended by deleting and replacing it in its entirety with the following:

                  [2.9](a) To the Agent, for the account of the Lenders, an amendment fee in respect of the Second Amendment in an amount equal to
         (i) 0.50% of the Commitments as of January 1, 2002, payable on the earlier of (A) the Second Amendment Effective Date and (B) March 31, 2002, which amount shall be deemed earned by the Lenders as of January 1, 2002 plus (ii) 0.50% of the Commitments as of March 15, 2003, payable on March 15, 2003, provided that the portion of the fee described in this clause (ii) shall not become due or payable if the Commitments have been permanently reduced to zero prior to such date pursuant to Sections 2.5 (b), (c), (d) or (e).

         1.4 Amendment to Section 5.9(a)(ii). Section 5.9(a)(ii) of the Existing Credit Agreement is amended by deleting and replacing it in its entirety with the following:

                  [5.9(a)](ii) the Acquisition Amount with respect thereto (regardless of the form of consideration) (y) shall not exceed $35,000,000, and (z) together with the aggregate of the Acquisition Amounts (regardless of the form of consideration) for all other Permitted Acquisitions consummated on or after January 1, 2002, shall not exceed $50,000,000..

         1.5 Amendment to Section 6.1. Section 6.1 of the Existing Credit Agreement is amended by deleting and replacing it in its entirety with the following:

                  6.1 Leverage Ratio. The Leverage Ration shall not exceed 0.25 to 1.0 at any time.

         1.6 Amendment to Section 6.2. Section 6.2 of the Existing Credit Agreement is amended by adding the following proviso at the end thereof:

         ; provided that the Fixed Charge Coverage Ratio as of the last day of each of the fiscal quarters ending (i) March 31, 2002 and June 30, 2002 shall not be less than 1.25 to 1.0 and (ii) September 30, 2002 and December 31, 2002 shall not be less than 1.30 to 1.0

         1.7 Amendment to Section 7.2(vii). Section 7.2(vii) of the Existing Credit Agreement is amended by deleting and replacing it in its entirety with the following:

                  [7.2](vii) Indebtedness in respect of outstanding letters of credit, in the aggregate not to exceed twenty-five percent (25%) of the Statutory Capital and Surplus of PXRE Reinsurance at any time, issued on behalf of any Insurance Subsidiary for the benefit of Lloyd's to satisfy capital requirements imposed by Lloyd's to support such Insurance Subsidiary's business in the Lloyd's insurance Market, and Indebtedness in respect of reimbursement obligations in respect of letters of credit issued for the benefit of any Insurance Subsidiary or the Borrower in the ordinary course of its business to support the payment of obligations arising under insurance and reinsurance contracts (whether assumed or ceded finite reinsurance contracts (but not other ceded reinsurance contracts)) and swap agreements; and

         1.8 Amendment to Section 7.3(x). Section 7.3(x) of the Existing Credit Agreement is amended by deleting and replacing it in its entirety with the following:

                  [7.3](x) Liens on assets, not to exceed thirty percent (30%) of the Statutory Capital and Surplus of PXRE Reinsurance at any time,
         (x) pledged to secure letters of credit described in Section 7.2(vii),
         (y) held in trust in the ordinary course of its business to support the payment of obligations arising under insurance and reinsurance contracts (whether assumed or ceded finite reinsurance contracts (but not other ceded reinsurance contracts)) or (z) held in trust for the benefit of Lloyd's to satisfy capital requirements imposed by Lloyd's to support an Insurance Subsidiary's business in the Lloyd's insurance Market; and

         1.9 Amendment to Section 7.4(vi). Section 7.4(vi) of the Existing Credit Agreement is amended by deleting and replacing it in its entirety with the following:

                  [7.4](vi) the sale by PXRE Group and its Subsidiaries of (x) the capital stock or all or any portion of the assets, business or properties of a Subsidiary that is not a Material Subsidiary; (y) any asset or group of assets of an Insurance Subsidiary constituting less than (A) in any single transaction or series of related transactions, ten percent (10%) of Combined Statutory Capital and Surplus as of the last day of the fiscal quarter ending on or immediately prior to the date of such sale, and (B) during the term of this Agreement, in the aggregate with all such other sales pursuant to this clause (vi), twenty five percent (25%) of Combined Statutory Capital and Surplus as of the end of the immediately preceding fiscal quarter; and (z) any asset or group of assets of a non-Insurance Subsidiary constituting less than (A) in any single transaction or series of related transactions, ten percent (10%) of the total assets of the Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP as of the last day of the fiscal quarter ending on or immediately prior to the date of such sale, and (B) during the term of this Agreement, in the aggregate with all such other sales pursuant to this clause (vi), twenty five percent (25%) of the total assets of the Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP as of the end of the immediately preceding fiscal quarter; provided in the case of any sale pursuant to this clause (vi) that immediately after giving effect thereto, no Default or Event of Default would exist; and

         1.10 Amendment to Section 7.5(viii)(b). Section 7.5(viii)(b) of the Existing Credit Agreement is amended by adding at the end thereof the following:

         provided that investments in hedge funds, limited partnerships or similar investments shall not constitute more than one-third (33%) of the Combined Statutory Capital and Surplus of the Borrower's Insurance Subsidiaries at any time;

         1.11 Amendment to Section 7.6(i). Section 7.6(i) of the Existing Credit Agreement is amended by deleting and replacing it in its entirety with the following:

                  [7.6](i) PXRE Group may (A) declare and make dividend payments or other distributions to holders of PXRE Group's Capital Stock (including, without limitation, its common stock), in cash or in shares of such Capital Stock (and the Subsidiary of the Borrower that has issued Trust Preferred Securities may declare and make dividend payments or other distributions to holders of such Trust Preferred Securities), (B) cause the Borrower to make payments to any Subsidiary pursuant to Indebtedness related to any Trust Preferred Securities, and
         (C) purchase, redeem, retire or otherwise acquire shares of its Capital Stock, in cash or in-kind (and the Subsidiary of the Borrower that has issued Trust Preferred Securities may purchase, redeem, retire or otherwise acquire such Trust Preferred Securities, in cash or in-kind), provided that (x) dividends (whether in cash or other property or rights) paid with respect to the Capital Stock of PXRE Group (other than paid-in-kind dividends paid with respect to the Preferred Shares) in any fiscal year may not be more than ten percent (10%) greater than the dividends (whether in cash or other property or rights) paid with respect to the Capital Stock of PXRE Group during the prior fiscal year, (y) no cash dividends shall be paid with respect to the Preferred Shares unless a dividend paid in Capital Stock with respect to the Preferred Shares would cause the purchasers under the Preferred Share Purchase Agreement or their affiliates to own more than 49.9% of the Capital Stock of PXRE Group on a fully-diluted and fully-converted basis and (z) the cash and other compensation paid pursuant to clause
         (C) above shall not have a fair market value in excess of the Permitted Redemption Amount, and provided further that in each case, immediately after giving effect thereto, (yy) no Default or Event of Default would exist, and (zz) the Fixed Charge Coverage Ratio would be at least 1.5 to 1.0, such ratio to be determined for purposes of this clause (i) as of the last day of the most recently ended fiscal quarter as if such dividend, distribution, payment or acquisition had been effected as of such date; and

         1.12 Amendment to Section 7.7(b)(iv). Section 7.7(b)(iv) of the Existing Credit Agreement is amended by deleting and replacing it in its entirety with the following:

                  [7.7(b)](iv) loans from Borrower or any of its Subsidiaries to either Guarantor (A) up to an aggregate outstanding principal amount of $35,000,000 for the sole purpose of providing capital for PXRE Bermuda and (B) up to an aggregate outstanding principal amount of $3,000,000 for general corporate purposes, which loans shall not be required to be subordinated in time of payment to the Obligations so long as no Event of Default has occurred and is continuing; and

         1.13 Amendment to Section 7.8. Section 7.8 of the Existing Credit Agreement is amended by deleting and replacing it in its entirety with the following:

                  7.8 Lines of Business. The Borrower and the Guarantors will not, and PXRE Group will not permit or cause any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by it on the Second Amendment Effective Date and businesses and activities reasonably related thereto (including without limitation insurance management, agency and brokerage business undertaken through a Subsidiary other than a Material Subsidiary) or (ii) in the case of an Insurance Subsidiary, the offering and sale of any property and casualty reinsurance products or, in the case of PXRE Bermuda, life reinsurance products.

         1.14 Amendment to Section 7.14(i)(x). Section 7.14(i)(x) of the Existing Credit Agreement is amended by deleting and replacing it in its entirety with the following:

                           [7.14(i)](x) has placed assets in a trust with a
                  fiduciary and under terms, including investment restrictions consistent with this Agreement, such that the ceding Insurance Subsidiary shall be entitled to receive credit as admitted reinsurance, under the requirements of the applicable Insurance Regulatory Authority, for the reinsurer's share of the obligations transferred pursuant to such Reinsurance Agreement and either (A) the obligations of such reinsurer are guaranteed by a direct or indirect parent thereof having Standard & Poor's and A.M. Best & Company ratings of 'A-' or better or (B) such reinsurer has capital and surplus as of the date of purchase or renewal of such coverage of at least $1 billion;

         1.15 Amendment to Section 8.1(l). Section 8.1(l) of the Existing Credit Agreement is amended by adding the following phrase at the end thereof:

         ; other than, in each case, the sale and issuance of the Preferred Shares to the purchasers under the Preferred Share Purchase Agreement and their Affiliates, the consummation of the Preferred Share Transactions, and the future conversion by such purchasers of the Preferred Shares pursuant to the terms thereof, provided that the purchasers under the Preferred Share Purchase Agreement and their Affiliates at no time own more than 49.9% of the Capital Stock of PXRE Group on a fully-diluted and fully-converted basis.

                                   ARTICLE II


                               CONSENT AND WAIVER

         2.1 Consent to Preferred Share Transactions. Subject to satisfaction of the conditions set forth in Article IV, the Agent and the Lenders do hereby consent to the Preferred Share Transactions on the terms set forth in the Preferred Share Purchase Documents, which consent is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Agreement or of any Default or Event of Default except as expressly set forth herein.

         2.2 Limited Waiver for Certain Investment. The restriction under
Section 7.5(viii)(c) of the Existing Credit Agreement limiting the magnitude of the Insurance Subsidiaries' Investments in the securities of any single issuer is hereby waived through April 30, 2002 solely for the purpose of allowing PXRE Reinsurance to continue to own certain Fixed Rate Secured Notes, due September 10, 2010, issued by FSL Funding Ltd. and guaranteed by Royal & Sun Alliance, and having a face amount of $23 million. This limited waiver shall expire by its own terms as of May 1, 2002 and shall not be deemed to constitute an amendment, modification or waiver of any provision of the Existing Credit Agreement or other Credit Document or of any Default or Event of Default except as expressly set forth herein.

                                  ARTICLE III


                           CONDITIONS OF EFFECTIVENESS

         3.1 Conditions of Effectiveness. This Second Amendment and the amendments and consent provided herein, are subject to the satisfaction of the following conditions precedent:

         (a) The Agent shall have received the following, each dated as of the Second Amendment Effective Date and in sufficient executed originals for each
Lender:

                  (1) this Second Amendment, duly completed and executed by the Borrower, each Guarantor, the Agent and each Lender;

                  (2) the favorable opinion of Morgan, Lewis & Bockius, LLP, counsel to the Borrower and the Guarantors, in form reasonably satisfactory to the Agent and substantially covering such opinion matters as the Agent or any Lender may reasonably request.

         (b) The Agent shall have received a certificate, signed by the president or chief financial officer of each Credit Party, in form and substance satisfactory to the Agent, certifying that (i) all representations and warranties of such Credit Party contained in this Second Amendment, the Existing Credit Agreement (subject to the updating of the representations and warranties therein pursuant to this Second Amendment) and the other Credit Documents are true and correct as of the Second Amendment Effective Date, both immediately before and after giving effect to the consummation of the Preferred Share Transactions and the application of the proceeds thereof, (ii) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the consummation of the of the Preferred Share Transactions and the application of the proceeds thereof, (iii) both immediately before and after giving effect to the consummation of the of the Preferred Share Transactions and the application of the proceeds thereof, no Material Adverse Change has occurred since December 31, 2000, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Change, and (iv) all conditions to the consummation of the of the Preferred Share Transactions have been satisfied and have not been waived or amended without the prior written consent of the Required Lenders.

         (c) The Agent shall have received a certificate, signed by the president or chief financial officer of each of the Borrower and PXRE Group certifying that all of the proceeds from the sale and issuance of the Preferred Shares, net of the reasonable expenses incurred in connection therewith and the required repayment of Loans in connection with the mandatory reduction of the Commitments pursuant to Section 2.5(b) (as amended hereby), shall have been contributed as capital to the Insurance Subsidiaries and describing the nature and amount of such contributions in reasonable detail.

         (d) The Agent shall have received certificates of the secretary, clerk or director, as applicable, or an assistant secretary, clerk or director, as applicable, of each Credit Party, in form and substance satisfactory to the Agent and dated no earlier than thirty (30) days prior to the Second Amendment Effective Date, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation and all amendments thereto of such Credit Party, as the case may be, certified, to the extent applicable, as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction or organization, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws, operating agreement or memorandum and articles of association, as applicable, of such Credit Party, as the case may be, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or duly authorized committee thereof) of such Credit Party authorizing the execution, delivery and performance of this Second Amendment and the Preferred Share Purchase Documents to which it is a party, and (iv) as to the incumbency and genuineness of the signature of each officer of such Credit Party executing this Second Amendment.

         (e) The Credit Parties shall have duly complied with and performed all of their agreements and conditions set forth in the Preferred Share Purchase Documents required to be complied with or performed by them on or prior to the Second Amendment Effective Date and the Agent shall have received evidence satisfactory to it that (i) the Preferred Share Transactions shall have been consummated in compliance with the Preferred Share Purchase Documents and all applicable Requirements of Law and (ii) the proceeds from the sale and issuance of the Preferred Shares, net of the reasonable expenses incurred in connection therewith and the required repayment of Loans in connection with the mandatory reduction of the Commitments pursuant to Section 2.5(b) (as amended hereby), shall have been contributed as capital to the Insurance Subsidiaries.

         (f) The Agent shall have received a Covenant Compliance Worksheet, duly completed and certified by the chief financial officer or treasurer of PXRE Group and the Borrower and in form and substance satisfactory to the Agent, demonstrating PXRE Group's and Borrower's compliance with the financial covenants set forth in Sections 6.1 through 6.4, determined on a pro forma basis as of September 30, 2001, after giving effect to the consummation of the Preferred Share Transactions.

         (g) The Preferred Share Purchase Documents shall not have been amended, modified and supplemented, nor any condition or provision thereof waived, other than as approved by the Agent and the Required Lenders and shall be in full force and effect.

         (h) The Lenders shall have received a certificate as of a recent date of the good standing or existence of each of the Credit Parties under the law of their respective state or country of organization.

         (i) All approvals, permits and consents of any Governmental Authorities or other Person required in connection with the execution and delivery of this Second Amendment and the consummation of the Preferred Share Transactions shall have been obtained (without the imposition of conditions that are not reasonably acceptable to the Agent and the Required Lenders), and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Agent shall have received such copies thereof as it shall have requested; all applicable waiting periods shall have expired without any adverse action being taken by any Governmental Authority having jurisdiction; and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, and no order, injunction or decree shall have been entered by, any court or other Governmental Authority, in each case to enjoin, restrain or prohibit, to obtain substantial damages in respect of, or that is otherwise related to or arises out of, this Second Amendment or the consummation of the Preferred Share Transactions, or that, in the opinion of the Agent and the Required Lenders, would otherwise be reasonably likely to have a Material Adverse Effect.

         (j) The Borrower shall have paid the fee that is due and payable under
Section 2.9(a), together with all other fees and expenses of the Agent and the Lenders required hereunder or under any other Credit Document to be paid on or prior to the Second Amendment Effective Date (including the reasonable fees and expenses of counsel to the Agent) in connection with this Second Amendment and the transactions contemplated hereby.

         (k) Each of the representations and warranties contained in the Existing Credit Agreement, this Second Amendment and the other Credit Documents shall be true and correct on and as of the Second Amendment Effective Date with the same effect as if made on and as of such date, both immediately before and after giving effect to the consummation of the Preferred Share Transactions and the application of the proceeds thereof, except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date.

         (l) No Default or Event of Default shall have occurred and be continuing, both immediately before and after giving effect to the consummation of the Preferred Share Transactions and the application of the proceeds thereof.

         (m) The Agent and each Lender shall have received such other documents, certificates, opinions and instruments in connection with the Preferred Share Transactions and this Second. Amendment as it shall have reasonably requested.

                                   ARTICLE IV


                         REPRESENTATIONS AND WARRANTIES

         To induce the Agent and Lenders to enter into this Second Amendment and to make the Loans, the Credit Parties each represent and warrant to the Agent and each Lender, on the date hereof and on the Second Amendment Effective Date, both before and after giving effect to the Preferred Share Transactions, as follows (PXRE Group making such representations and warranties as to itself and its Subsidiaries, the Borrower as to itself and its Subsidiaries and PXRE Barbados as to itself only):

         4.1 Corporate Power. Each of the Guarantors, the Borrower and the Material Subsidiaries has the full corporate power and authority to execute, deliver and perform the Second Amendment and the Preferred Share Purchase Documents to which it is or will be a party.

         4.2 Authorization; Enforceability. Each of the Borrower and the Guarantors has taken, or on the date hereof will have taken, all necessary corporate action to execute, deliver and perform each of the Second Amendment and the Preferred Share Purchase Documents to which it is or will be a party, and has validly executed and delivered the Second Amendment. The Second Amendment constitutes the legal, valid and binding obligation of the Borrower and the Guarantors enforceable against each of them in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, by general equitable principles or by principles of good faith and fair dealing.

         4.3 No Violation. The execution, delivery and performance by each of the Borrower and the Guarantors of this Second Amendment and the Preferred Share Purchase Documents, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its certificate of incorporation or bylaws or contravene any other material Requirement of Law applicable to it,
(ii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any indenture, agreement or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, or (iii) result in or require the creation or imposition of any Lien upon any of its properties or assets.

         4.4 Governmental Authorization; Permits. No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by the Borrower and the Guarantors of this Second Amendment and the Preferred Share Purchase Documents or the legality, validity or enforceability hereof or thereof, other than (i) consents, authorizations and filings that have been (or on or prior to the Second Amendment Effective Date will have been) made or obtained and that are (or on the Second Amendment Effective Date will be) in full force and effect, which consents, authorizations and filings are listed on
Schedule 4.4 hereto and (ii) consents and filings the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect.

                                   ARTICLE V


                                     GENERAL

         5.1 Full Force and Effect. Except as expressly amended hereby, the Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

         5.2 Applicable Law. This Second Amendment shall be governed by and construed in accordance with the laws of the state of New York, without regard to principles of conflict of laws (excluding New York General Obligations Law ss.5-1401).

         5.3 Counterparts. This Second Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument.

         5.4 Headings. The headings of this Second Amendment are for the purposes of reference only and shall not affect the construction of this Second Amendment.

         IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their duly authorized officers all as of the day and year first above written.


                             PXRE CORPORATION

                             By:         ____________________________________

                             Name:       ____________________________________

                             Title:      ____________________________________


                             PXRE GROUP LTD.

                             By:         ____________________________________

                             Name:       ____________________________________

                             Title:      ____________________________________


                             PXRE REINSURANCE (BARBADOS) LTD.

                             By:         ____________________________________

                             Name:       ____________________________________

                             Title:      ____________________________________







                             (signatures continued)

                              FIRST UNION NATIONAL BANK, as Agent
                                and as a Lender


                              By:         ____________________________________

                              Name:       ____________________________________

                              Title:      ____________________________________


                              BANK ONE, NA (f/k/a TZ FIRST NATIONAL
                              BANK OF CHICAGO


                              By:         ____________________________________

                              Name:       ____________________________________

                              Title:      ____________________________________


                              FLEET NATIONAL BANK


                              By:         ____________________________________

                              Name:       ____________________________________

                              Title:      ____________________________________


                              CREDIT LYONNAIS NEW YORK BRANCH


                              By:         ____________________________________

                              Name:       ____________________________________

                              Title:      ____________________________________

                                  Schedule 4.4

                                    CONSENTS

Bye-Law Nos. 13 and 20(4) of the Bye-Laws of the Company contain various restrictions on ownership and voting of the capital stock of the Company, which restrictions will be waived with respect to Capital Z in connection with this transaction in a manner consistent with the Description of Stock attached to the Preferred Share Purchase Agreement.

Prior to the consummation of the transactions contemplated by the Preferred Share Purchase Agreement, the following shareholder, governmental or regulatory approvals will be required:

                        The Bermuda Approval;
                        The Connecticut Approval;
                        Shareholder Approval; and
                        HSR Approval (as each of the foregoing terms is defined in the Preferred Share Purchase Agreement).

The Reinsurance Subsidiaries are party to certain Reinsurance Agreements and certain of those Reinsurance Agreements contain provisions that would allow the other party thereto to elect to terminate the Reinsurance Agreement if the transactions contemplated under the Preferred Share Purchase Agreement are deemed to be a "change of control" under the applicable Reinsurance Agreement. See also Section 3.17 of the Preferred Share Purchase Agreement with respect to certain reinsurance and retrocession agreement matters.

If the transactions contemplated by the Preferred Share Purchase Agreement were deemed to be a "change of control," as defined respectively in the following plans, then certain severance payments and vesting rights may be triggered unless otherwise waived:

                        Restated Employee Annual Incentive Bonus Plan, as Amended and Restated;
                        1992 Officer Incentive Plan, as Amended and Restated; 1988 Stock Option Plan;
                        Director Stock Plan, As Amended and Restated; Director Equity and Deferred Compensation Plan; Non-Employee Director Deferred Stock Plan; Transnational Re Officer Incentive Plan;
                        PXRE Reinsurance Company Supplemental Executive
                          Retirement Plan;
                        Severance Plan for Certain Executives of PXRE; and Severance Plan for Employees of PXRE.


If the transactions contemplated by the Preferred Share Purchase Agreement were deemed to be a "change of control," PXRE Reinsurance may be required to deposit a certain premium due pursuant to the following reinsurance agreements into a trust for the benefits of the reinsurers thereunder:

                        Accident Year Aggregate Excess of Loss Reinsurance Agreement between PXRE Reinsurance Company and Select Reinsurance Ltd., effective as of July 1, 2001 and June 30, 2002.

                        Accident Year Aggregate Excess of Loss Reinsurance Agreement between PXRE Reinsurance Company and West-RM West Risk Markets AG, effective as of July 1, 2001 and June 30, 2002.